Exhibit 99.1

CareTrust REIT, Inc. Announces Renewal and Extension of Unsecured Revolver

SAN CLEMENTE, Calif., December 19, 2022 (BUSINESS WIRE) – CareTrust REIT, Inc. (NYSE: CTRE) announced today that it has renewed its unsecured revolving credit facility and extended the maturity date to February 2027.
“We are grateful for the support of our bank group who stepped up during an incredibly challenging credit market, said Dave Sedgwick, CareTrust’s CEO. Mr. Sedgwick went on to state that , “This credit facility provides a vital means for financing future acquisitions.”
The amended unsecured revolver and continued unsecured term loan have grid-based pricing of adjusted SOFR plus 110 bps – 155 bps and adjusted SOFR plus 150 bps – 220 bps, respectively. Additionally, the credit facility carries an accordion feature which allows CareTrust REIT to seek an additional $500 million of capacity when exercised, subject to customary terms and conditions.

About CareTrustTM

CareTrust REIT, Inc. is a self-administered, publicly-traded real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing, seniors housing and other healthcare-related properties. With a nationwide portfolio of long-term net-leased properties, and a growing portfolio of quality operators leasing them, CareTrust REIT is pursuing both external and organic growth opportunities across the United States. More information about CareTrust REIT is available at www.caretrustreit.com.

Contact:
CareTrust REIT, Inc.
(949) 542-3130
ir@caretrustreit.com